Exhibit 99.3

PDL BioPharma, Inc.
Q4 / Full Year 2016
March 1, 2017

Following are some of the key points regarding PDL’s fourth quarter and year-end 2016 financial and business results.

Highlighted Financial Results from Q4 and FY 2016

•	Total revenues of $66.5 million and $244.3 million for the three and 12 months ended December 31, 2016, respectively.

•	GAAP diluted EPS of ($0.06) and $0.39 for the three and 12 months ended December 31, 2016, respectively.

•	GAAP net loss attributable to PDL's shareholders of $10.3 million and net income of $63.6 million for the three and 12 months ended December 31, 2016, respectively.

•	Non-GAAP net loss attributable to PDL's shareholders of $8.6 million and net income of $108.1 million for the three and 12 months ended December 31, 2016, respectively.

The loss attributable to the three months ended December 31, 2016 was a result of a $51.1 million impairment charge relating to our Direct Flow Medical note receivable investment.

Updates on royalty-bearing products relating to Queen et al. Patents

Tysabri® (Approved royalty-bearing product relating to Queen et al. patents)

•	Continue to receive royalties on Tysabri from Biogen with respect to sales of the licensed product manufactured prior to patent expiry in jurisdictions providing patent protection licenses.

•
PDL received a royalty payment for the first quarter of 2017 in the amount of $14.2 million for royalties earned on sales of Tysabri. The duration of this royalty payment is based on the sales of product manufactured prior to patent expiry, the amount of which is uncertain.

•	Historical royalty and sales data are listed [in the table below.]

Noden Pharma

•
On July 1, 2016, Noden Pharma DAC, a newly-formed company organized under the laws of Ireland purchased from Novartis the exclusive worldwide rights to manufacture, market, and sell the branded prescription medicine product sold under the name Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world, and is indicated for the treatment of hypertension.

•
PDL is a majority owner of Noden and holds three of five board seats. Noden has filled critical leadership positions over the past six months, and the companies are evaluating additional specialty pharma products in the form of optimized, established medicines, to acquire for Noden.

•
Responsibilities related to Tekturna are actively transitioning from Novartis to Noden. As it relates to commercialization of Tekturna, Noden assumed commercialization responsibilities for the US in early October and has hired a dedicated contract sales force of approximately 40 reps and four district managers that began commercialization efforts at the end of February 2017. Initially, the deal called for Novartis to continue to distribute the four products on behalf of Noden worldwide, and Noden would receive a profit split on such sales. In the United States, the duration of the profit split ran from July 1, 2016 through October 4, 2016.

•
Ex-US, Novartis companies will continue to distribute the products through transfer of the marketing authorizations in such countries (expected to occur in the first half of 2017) and Noden Pharma DAC will receive the profit transfer from Novartis. Novartis and Noden Pharma DAC are working to transfer the marketing authorizations from Novartis companies to Noden Pharma DAC. The primary focus of Noden Pharma DAC’s commercialization efforts will be EU, Switzerland and Canada. Noden Pharma DAC will likely seek distributors for certain territories, such as Japan.

PDL BioPharma, Inc.
Q4 / Full Year 2016
March 1, 2017

Updates on Income Generating Assets

Royalty Rights Assets

The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of December 31, 2015 and with changes to December 31, 2016 as reflected in our Balance Sheet:

	Fair Value as of		Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2015	New Assets	Change in Fair Value	December 31, 2016
Depomed	$191,865	$—	$(27,795)	$164,070
VB	17,133	—	(2,136)	14,997
U-M	70,186	—	(34,800)	35,386
ARIAD	50,041	50,000	8,590	108,631
AcelRx	67,437	—	46	67,483
Avinger	2,542	—	(904)	1,638
KYBELLA	—	9,500	613	10,113
	$399,204	$59,500	$(56,386)	$402,318

The following tables provides a summary of activity with respect to our royalty rights - change in fair value for the year ended December 31, 2016:

		Change in	Royalty Rights -
	Cash Royalties	Fair Value	Change in Fair Value
Depomed	$59,342	$(27,796)	$31,546
VB	1,468	(2,135)	(667)
U-M	3,013	(34,799)	(31,786)
ARIAD	7,508	8,590	16,098
AcelRx	8	46	54
Avinger	1,220	(905)	315
KYBELLA	23	613	636
	$72,582	$(56,386)	$16,196

Updates on Royalty Rights Assets

Depomed, Inc.

•	Glumetza royalty audit is on-going.

•	Monthly payments from Valeant continue to fluctuate from $2 million to $8 million.

•	Recent product approvals, Jentadueto XR, Invokamet XR and Synjardy XR have yielded $17 million in milestones in 2016 and will begin generating royalties to PDL.

•	Low to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR and 2026 for Jentadueto XR and Synjardy XR.

ARIAD Pharmaceuticals, Inc.

•	Ariad acquired by Takeda in February 2017.

•
PDL has exercised its put option and will be repaid an estimated $110 million which is 1.2 times the $100 million advanced to Ariad less any sums already repaid. It is currently estimated that our annualized internal rate of return on this investment will be 18%.

•	Repayment expected in late March or early April 2017.

KYBELLA Royalty Agreement

•
On July 8, 2016, PDL entered into a royalty purchase agreement with an individual, whereby the Company acquired that individual's rights to receive certain royalties on sales of KYBELLA® by Allergan, in exchange for a

PDL BioPharma, Inc.
Q4 / Full Year 2016
March 1, 2017

$9.5 million cash payment and up to $1.0 million in future milestone payments based upon product sales targets. The first revenues on this transaction were recognized in Q3 2016. Royalties to be paid out every six months.

Notes Receivable

The following tables present the fair value of assets and liabilities not subject to fair value recognition by level within the valuation hierarchy:

	December 31, 2016			December 31, 2015
	Carrying Value	Fair Value Level 2	Fair Value Level 3	Carrying Value	Fair Value Level 2	Fair Value Level 3
(In thousands)
Assets:
Wellstat Diagnostics note receivable	$50,191	$—	$52,260	$50,191	$—	$55,970
Hyperion note receivable	1,200	—	1,200	1,200	—	1,200
LENSAR note receivable	43,909	—	43,900	42,271	—	42,618
Direct Flow Medical note receivable	10,000	—	10,000	51,852	—	51,992
Paradigm Spine note receivable	—	—	—	53,973	—	54,250
kaléo note receivable	146,685	—	142,539	146,778	—	146,789
CareView note receivable	18,965	—	19,200	18,640	—	19,495
Total	$270,950	$—	$269,099	$364,905	$—	$372,314

Updates on Notes Receivable

Wellstat Diagnostics, LLC

•
In NY court action commenced by PDL to collect from related entities who are guarantors of the loan, the judge ruled in favor of PDL and has appointed a magistrate to determine PDL’s damages. Wellstat appealed the ruling, and their appeal was heard in January 2017.

•
In February 2017, the appellate division of the NY court reversed on procedural grounds the portion of the decision granting PDL summary judgment, but affirmed the portion of the decision denying the Wellstat Diagnostics guarantor defendants’ motion for summary judgment in which they sought a determination that the guarantees had been released. As a result, the litigation has been returned to the Supreme Court of New York to proceed on PDL’s claims as a plenary action.

•	PDL has commenced a non-judicial foreclosure process to collect on the sale of certain Virginia real estate assets owned by the guarantors of the loan.

Direct Flow Medical, Inc.

•	Potential lead investor unexpectedly withdrew its term sheet for tranched $65 million equity investment and certain ex-US rights to Direct Flow Medical (DFM) products.

•	DFM shut down operations in December 2016.

•	PDL initiated foreclosure proceedings in January 2017 which resulted in obtaining ownership of certain of the Direct Flow Medical assets through a wholly-owned subsidiary, DFM, LLC.

•	PDL wrote off $51.1 million of assets against ordinary income in Q4 2016.

•	In Q1 2017, PDL monetized $7.0million of those assets. PDL expects to further monetize assets, the amount of which, if any, is unknown.

LENSAR Credit Agreement

•	Alphaeon is divesting all of its ophthalmology business, including LENSAR.

•
In December 2016, LENSAR Inc. re-acquired the assets it had sold to Alphaeon and assumed the obligations under the PDL credit agreement. Also in December, LENSAR Inc., with the support of PDL, filed for bankruptcy under Chapter 11. LENSAR has filed a plan of reorganization with our support under which, subject to bankruptcy

PDL BioPharma, Inc.
Q4 / Full Year 2016
March 1, 2017

court approval, it is expected that LENSAR will issue equity securities to us in exchange for a portion of our claims in the Chapter 11 case and will become one of our operating subsidiaries. We estimate that this proceeding will be concluded in 2Q17.

•
In January 2017, the bankruptcy court approved a debtor-in-possession credit agreement whereby PDL agreed to provide up to approximately $2.8 million to LENSAR so that it can continue to operate its business during the remainder of the bankruptcy proceeding.

Paradigm Spine Credit Agreement

•
On August 26, 2016, the Company received $57.5 million in connection with the prepayment of the loans under the Paradigm Spine Credit Agreement, which included a repayment of the full principal amount outstanding of $54.7 million, plus accrued interest and a prepayment fee.

kaleo, Inc.

•	Despite Auvi-Q being voluntarily pulled from market and Sanofi returning the product right to kaléo, kaléo has made all required interest payments in full and on time to date.

•	Evzio sales have been much stronger than projected so far. This is secondary source of repayment to PDL.

•	kaléo has publicly announced that Auvi-Q has returned to the market in February 2017.

Forward-looking Statements
This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new income generating assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent quarterly reports filed with the Securities and Exchange Commission, as updated by subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward looking statement except as required by law.

PDL BioPharma, Inc.
Q4 / Full Year 2016
March 1, 2017

Queen et al. Royalties
Royalty Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2017	14,156	—	—	—	14,156
2016	13,970	14,232	14,958	15,513	58,673
2015	14,385	13,614	13,557	14,031	55,587
2014	12,857	13,350	16,048	15,015	57,270
2013	12,965	13,616	11,622	12,100	50,304
2012	11,233	12,202	11,749	12,255	47,439
2011	9,891	10,796	11,588	11,450	43,725
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	—	—	—	237	237
* As reported to PDL by its licensees. Totals may not sum due to rounding.

PDL BioPharma, Inc.
Q4 / Full Year 2016
March 1, 2017

Queen et al. Sales Revenue
Reported Licensee Net Sales Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2017	471,877	—	—	—	471,877
2016	465,647	474,379	498,618	517,099	1,955,743
2015	479,526	453,786	451,898	467,735	1,852,945
2014	428,561	442,492	534,946	500,511	1,906,510
2013	434,677	451,358	387,407	403,334	1,676,776
2012	374,430	401,743	391,623	408,711	1,576,508
2011	329,696	356,876	388,758	381,618	1,456,948
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	—	—	—	7,890	7,890
* As reported to PDL by its licensee. Dates in above charts reflect when PDL receives royalties on sales. Sales occurred in the quarter prior to the dates in the above charts.
Totals may not sum due to rounding.